Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2016 Fourth Quarter and Full Year Results

MONROVIA, Calif., June 28, 2016 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its fourth quarter ended April 30, 2016.

“Fiscal 2016 fully diluted earnings per share increased 200 percent from the prior year to $0.39, we delivered revenue within our guidance range and exceeded gross profit margin guidance, including a favorable one-time government contract reserve reduction,” said Wahid Nawabi, AeroVironment president and chief executive officer.  “International small UAS revenue grew significantly in fiscal 2016 and we expect it to remain a major contributor to fiscal 2017 revenue.  We also made significant progress in developing the right solution for what we believe is a very large emerging market opportunity for commercial UAS applications, where early adopter customers are evaluating new hardware prototypes and pre-release software.”

“Our team maintained leading market positions in small UAS and Tactical Missile Systems for defense applications, and in electric vehicle charging and test solutions for commercial and consumer applications throughout 2016.  We believe we are well positioned for long-term growth potential in our core and growth markets by staying focused on helping our customers proceed with certainty,” Mr. Nawabi added.

FISCAL 2016 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2016 was $84.8 million, a decrease of 2% from fourth quarter fiscal 2015 revenue of $86.5 million. The decrease in revenue resulted from a decrease in sales in our Unmanned Aircraft Systems (UAS) segment of $2.8 million, partially offset by an increase in sales in our Efficient Energy Systems (EES) segment of $1.1 million.

Gross margin for the fourth quarter of fiscal 2016 was $37.9 million, a decrease of 16% from fourth quarter fiscal 2015 gross margin of $45.4 million. The decrease in gross margin was due to a decrease in product margin of $8.1 million, partially offset by an increase in service margin of $0.7 million. As a percentage of revenue, gross margin decreased to 45% from 52%.

Income from operations for the fourth quarter of fiscal 2016 was $6.8 million compared to income from operations for the fourth quarter of fiscal 2015 of $7.5 million. The decrease in income from operations was a result of a decrease in gross margin of $7.4 million and an increase in selling, general & administrative (SG&A) expense of $1.2 million, partially offset by a decrease in research and development (R&D) of $7.9 million.

Other income, net, for the fourth quarter of fiscal 2016 was $0.5 million compared to other expense, net, for the fourth quarter of fiscal 2015 of $0.5 million.  The increase in other income, net was primarily due to losses on our CybAero equity securities recorded during the fourth quarter of fiscal 2015. The CybAero equity securities were sold during the second quarter of fiscal 2016.

Net income for the fourth quarter of fiscal 2016 was $5.4 million compared to net income for the fourth quarter of fiscal 2015 of $7.1 million.

Earnings per diluted share for the fourth quarter of fiscal 2016 were $0.23 compared to earnings per diluted share for the fourth quarter of fiscal 2015 of $0.31.  Earnings per diluted share for the fourth quarter of fiscal 2015 included a loss of $0.01 per share due to losses on our equity investment.

FISCAL 2016 FULL-YEAR RESULTS

Revenue for fiscal 2016 was $264.1 million, up 2% from fiscal 2015 revenue of $259.4 million. The increase in revenue resulted from an increase in sales in our UAS segment of $12.8 million, partially offset by a decrease in sales in our EES segment of $8.1 million.

Gross margin for fiscal 2016 was $112.1 million, up 8% from fiscal 2015 gross margin of $104.3 million. The increase in gross margin was due to an increase in service margin of $10.5 million, partially offset by a decrease in product margin of $2.7 million, both of which were impacted by a reserve reversal of $3.6 million for the settlement and resolution of prior year government incurred cost audits during 2016. As a percentage of revenue, gross margin increased to 42% from 40%.

Income from operations for fiscal 2016 was $9.7 million compared to income from operations for fiscal 2015 of $2.0 million. The increase in income from operations was a result of an increase in gross margin of $7.8 million and a decrease in R&D of $4.2 million, partially offset by an increase in SG&A of $4.3 million.

Other expense, net, for fiscal 2016 was $1.7 million compared to other expense, net, for fiscal 2015 of $0.1 million. The increase in other expense, net was primarily due to the recording of an other-than-temporary impairment loss on our CybAero equity securities during the first quarter of fiscal 2016.

Net income for fiscal 2016 was $9.0 million compared to net income for fiscal 2015 of $2.9 million.

Earnings per diluted share for fiscal 2016 were $0.39 compared to earnings per diluted share for fiscal 2015 of $0.13.  Net income per diluted share for fiscal 2016 increased by $0.10 due to the reserve reversal for the settlement and resolution of prior year government incurred cost audits, increased by $0.05 due to R&D tax credits related to prior fiscal years, primarily as a result of the reenactment of the federal R&D tax credit, and decreased by $0.06 due to both the impairment loss and loss on sale of our CybAero equity securities during the first quarter.

BACKLOG

As of April 30, 2016, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $65.8 million compared to $64.7 million as of April 30, 2015.

FISCAL 2017 — OUTLOOK FOR THE FULL YEAR

For fiscal 2017, the company expects to generate revenue of between $260 million and $280 million, and earnings per fully diluted share of between $0.20 and $0.35.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, June 28, 2016, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Raymond D. Cook, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, June 28, 2016, at approximately 4:30 p.m. Pacific Time through Tuesday, July 5, 2016, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 22090043. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty.  Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income

(In thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2016	2015	2016	2015
	(Unaudited)
Revenue:
Product sales	$60,040	$63,034	$189,476	$205,027
Contract services	24,717	23,437	74,622	54,371
	84,757	86,471	264,098	259,398
Cost of sales:
Product sales	32,510	27,357	105,987	118,834
Contract services	14,325	13,764	46,008	36,296
	46,835	41,121	151,995	155,130
Gross margin:
Product gross margin	27,530	35,677	83,489	86,193
Contract gross margin	10,392	9,673	28,614	18,074
	37,922	45,350	112,103	104,268
Selling, general and administrative	16,775	15,622	60,077	55,763
Research and development	14,316	22,259	42,291	46,491
Income from operations	6,831	7,469	9,735	2,014
Other income (expense):
Interest income, net	359	253	1,032	882
Other income (expense), net	97	(727)	(2,699)	(1,003)
Income before income taxes	7,287	6,995	8,068	1,893
Provision (benefit) for income taxes	1,923	(85)	(898)	(1,002)
Net income	$5,364	$7,080	$8,966	$2,895
Earnings per share data:
Basic	$0.23	$0.31	$0.39	$0.13
Diluted	$0.23	$0.31	$0.39	$0.13
Weighted average shares outstanding:
Basic	22,921,480	22,905,235	22,936,413	22,868,733
Diluted	23,143,504	23,148,256	23,153,493	23,145,997

AeroVironment, Inc.

Reconciliation of Earnings per Share (Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2016	2015	2016	2015
Earnings per diluted share as adjusted	$0.23	$0.32	$0.30	$0.13
Other-than-temporary impairment loss and loss on sale of stock	—	—	(0.06)	—
Reserve reversal for the settlement and resolution of prior year government incurred cost audits	—	—	0.10	—
R&D tax credits related to prior fiscal years, related to the reenactment of the federal R&D tax credit	—	—	0.05	—
Decrease in fair value of convertible bond and related sale of stock	—	(0.01)	—	—
Earnings per diluted share as reported	$0.23	$0.31	$0.39	$0.13

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$124,287	$143,410
Short-term investments	103,404	85,381
Accounts receivable, net of allowance for doubtful accounts of $262 at April 30, 2016 and $606 at April 30, 2015	56,045	33,607
Unbilled receivables and retentions	18,899	17,356
Inventories, net	37,486	39,414
Deferred income taxes	5,432	5,265
Prepaid expenses and other current assets	4,150	4,599
Total current assets	349,703	329,032
Long-term investments	33,859	46,769
Property and equipment, net	16,762	13,499
Deferred income taxes	9,319	7,426
Other assets	750	741
Total assets	$410,393	$397,467
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,712	$19,243
Wages and related accruals	13,973	13,395
Income taxes payable	943	692
Customer advances	2,544	4,235
Other current liabilities	11,173	9,170
Total current liabilities	46,345	46,735
Deferred rent	1,714	1,381
Capital lease obligations — net of current portion	449	—
Other non-current liabilities	184	—
Liability for uncertain tax positions	441	439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,359,925 shares at April 30, 2016 and 23,314,640 at April 30, 2015	2	2
Additional paid-in capital	154,274	148,293
Accumulated other comprehensive loss	(201)	(1,358)
Retained earnings	207,185	201,975
Total stockholders’ equity	361,260	348,912
Total liabilities and stockholders’ equity	$410,393	$397,467

AEROVIRONMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended April 30,
	2016	2015	2014
Operating activities
Net income	$8,966	$2,895	$13,718
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,074	8,366	9,155
Loss from equity method investments	138	240	30
Impairment of available-for-sale securities	2,186	—	—
Impairment of long-lived assets	—	438	3,317
Provision for doubtful accounts	(178)	(106)	(6)
Losses on foreign currency transactions	63	580	21
Loss (gain) on sale of equity securities	219	209	(4)
Deferred income taxes	(2,912)	(3,382)	(3,110)
Change in fair value of conversion feature of convertible bonds	—	(73)	(1,773)
Stock-based compensation	4,562	3,768	3,622
Tax benefit from exercise of stock options	161	52	2,305
Excess tax benefit from stock-based compensation	(39)	(162)	(648)
(Gain) loss on disposition of property and equipment	(22)	3,661	—
Amortization of held-to-maturity investments	3,875	4,532	5,037
Changes in operating assets and liabilities:
Accounts receivable	(22,260)	(1,762)	(11,963)
Unbilled receivables and retentions	(1,543)	(6,427)	375
Inventories	1,928	11,285	11,862
Income tax receivable	—	6,584	5,193
Prepaid expenses and other assets	517	(339)	157
Accounts payable	(2,705)	5,337	(2,238)
Other liabilities	1,521	3,717	(1,045)

Net cash provided by operating activities	551	39,413	34,005
Investing activities
Acquisition of property and equipment	(6,829)	(5,279)	(7,143)
Equity method investment	(295)	(395)	(105)
Redemptions of held-to-maturity investments	84,433	69,387	75,022
Purchases of held-to-maturity investments	(94,954)	(97,464)	(56,946)
Acquisition of intangible assets	—	(150)	(750)
Proceeds from the sale of property and equipment	80	—	—
Sales of available-for-sale investments	987	10,081	360

Net cash (used in) provided by investing activities	(16,578)	(23,820)	10,438
Financing activities
Excess tax benefit from stock-based compensation	39	162	648
Principal payments of capital lease obligations	(472)	—	—
Purchase and retirement of common stock	(3,756)	—	—
Tax withholding payment related to net settlement of equity awards	(29)	(36)	(163)
Exercise of stock options	1,122	722	6,709

Net cash (used in) provided by financing activities	(3,096)	848	7,194

Net (decrease) increase in cash and cash equivalents	(19,123)	16,441	51,637

Cash and cash equivalents at beginning of year	143,410	126,969	75,332

Cash and cash equivalents at end of year	$124,287	$143,410	$126,969

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$1,576	$700	$2,556
Non-cash activities
Unrealized change in fair value of long-term investments recorded in accumulated other comprehensive income (loss), net of tax expense (benefit) of $18, $(730) and $295 for the fiscal years ended April 30, 2016, April 30, 2015 and April 30, 2014, respectively	$27	$(1,095)	$442
Reclassification from share-based liability compensation to equity	$228	$—	$—
Forfeiture of vested stock-based compensation	$86	$23	$—
Acquisitions of property and equipment financed with capital lease obligations	$932	$—	$—
Acquisitions of property and equipment included in accounts payable	$1,174	$—	$—
Accrued acquisition of intangible assets	$—	$250	$—

Reportable Segment Results are as Follows:

(In thousands)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2016	2015	2016	2015
	(Unaudited)
Revenue:
UAS	$75,896	$78,693	$233,738	$220,950
EES	8,861	7,778	30,360	38,448
Total	84,757	86,471	264,098	259,398
Cost of sales:
UAS	40,941	36,384	132,209	128,233
EES	5,894	4,737	19,786	26,897
Total	46,835	41,121	151,995	155,130
Gross margin:
UAS	34,955	42,309	101,529	92,717
EES	2,967	3,041	10,574	11,551
Total	37,922	45,350	112,103	104,268
Selling, general and administrative	16,775	15,622	60,077	55,763
Research and development	14,316	22,259	42,291	46,491
Income from operations	6,831	7,469	9,735	2,014
Other income (expense):
Interest income, net	359	253	1,032	882
Other income (expense), net	97	(727)	(2,699)	(1,003)
Income before income taxes	$7,287	$6,995	$8,068	$1,893

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com